UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2010
REGENCY ENERGY PARTNERS LP
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51757 (Commission File Number)	16-1731691 (IRS Employer Identification Number)
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
(Address of principal executive offices, including zip code)
(214) 750-1771
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
6 7/8% Senior Notes due 2018
     On October 27, 2010, Regency Energy Partners LP (the “Partnership”) and its wholly owned subsidiary, Regency Energy Finance Corp. (“Regency Finance” and, together with the Partnership, the “Regency Entities”), completed the public offering (the “Offering”) of $600,000,000 aggregate principal amount to their 6 ⅞% Senior Notes due 2018 (the “Notes”). The Regency Entities expect to receive net proceeds of approximately $588.6 million from the Offering, after deducting underwriting discounts and commissions and estimated offering expenses, and intend to use a portion of the net proceeds to fund their tender offer for up to $357.5 million of their outstanding 8 ⅜% Senior Notes due 2013 (the “2013 Notes”) that was launched on October 13, 2010 (the “Tender Offer”). The remaining net proceeds from the Offering will be used to reduce outstanding borrowings under the Partnership’s revolving credit facility and to pay fees and expenses related to the Tender Offer.
     The terms of the Notes are governed by an Indenture dated October 27, 2010 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated October 27, 2010 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), among the Regency Entities, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2011, and the Notes will mature on December 1, 2018.
     The Notes are senior obligations of the Regency Entities and are guaranteed on a senior basis by all of the Partnership’s restricted subsidiaries (except Regency Finance). The Notes and guarantees are unsecured and rank equally with all of the Regency Entities’ and each guarantor’s existing and future unsubordinated obligations, including the Regency Entities’ existing notes. The Notes are senior in right of payment to any of the Regency Entities’ and each guarantor’s future obligations that are, by their terms, expressly subordinated in right of payment to the Notes and guarantees. The Notes and guarantees are effectively subordinated to the Regency Entities’ and each guarantor’s secured obligations, including the Partnership’s revolving credit facility, to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations of the Partnership’s subsidiaries that do not guarantee the Notes.
     Prior to December 1, 2013, the Regency Entities may redeem up to 35% of the aggregate principal amount of the Notes issued on October 27, 2010 using the net cash proceeds of certain qualified equity offerings at a redemption price equal to 106.875% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date; provided that (i) at least 65% of the aggregate principal amount of the Notes remains outstanding immediately after the occurrence of the redemption and (ii) the redemption occurs within 90 days of the date of the closing of any qualified equity offering. Beginning on December 1 of the years indicated below, the Regency Entities may redeem all or part of the Notes at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued but unpaid interest to, but excluding, the applicable redemption date:
2014 at 103.438%
2015 at 101.719%
2016 and thereafter at 100.000%
     Upon the occurrence of a change of control event, which is followed by a rating decline within 90 days after the consummation of the transaction, the Regency Entities may be required to offer to purchase the Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest to the redemption date. Additionally, if the Partnership sells certain assets and does not apply the proceeds from the sale or event in a certain manner, the Regency Entities must use certain excess proceeds to offer to repurchase the Notes at 100% of the principal amount of the Notes, plus accrued and unpaid interest to the repurchase date.
     The Indenture contains customary events of default (each an “Event of Default”). Under the Indenture, Events of Default include the following:
     (1) default for 30 days in the payment when due of interest on the Notes;

     (2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes;
     (3) failure by the Partnership or any guarantor to comply with their obligations to make or consummate a change of control offer or asset sale offer or to comply with any of their agreements or covenants relating to merger, consolidation or sale of assets;
     (4) failure by the Partnership for 90 days after notice to comply with its obligations to furnish the holders of Notes and the Trustee certain reports;
     (5) failure by the Partnership or any guarantor to comply with their other covenants or agreements in the Indenture for 60 days after written notice;
     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Partnership or any of its restricted subsidiaries (or the payment of which is guaranteed by the Partnership or any of its restricted subsidiaries) whether the indebtedness or guarantee now exists, or is created after the issue date of the Notes, if that default both (A) is caused by a failure to pay principal of, or interest or premium, if any, on the indebtedness prior to the expiration of the grace period provided in the indebtedness on the date of the default (a “Payment Default”) and (B) results in the acceleration of the indebtedness prior to its express maturity, and, in each case, the principal amount of any of the indebtedness, together with the principal amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more, subject to certain exceptions;
     (7) failure by the Regency Entities or the Partnership’s restricted subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
     (8) any guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any guarantor denies or disaffirms its obligations under its guarantee; and
     (9) certain events of bankruptcy, insolvency or reorganization of the Regency Entities or any of the Partnership’s significant subsidiaries or any group of the Partnership’s restricted subsidiaries that, taken together, would constitute a significant subsidiary.
     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest on all of the Notes will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization with respect to the Regency Entities or any of the Partnership’s significant subsidiaries or any group of the Partnership’s restricted subsidiaries that, taken together, would constitute a significant subsidiary, occurs and is continuing, all outstanding Notes will become due and payable immediately without further action or notice on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
     The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Original Indenture and the Supplemental Indenture, copies of which are filed herewith as Exhibit 4.1 and Exhibit 4.2, respectively, and incorporated by reference herein.
Relationships
     In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in those securities and instruments. Those investment and securities activities may involve our securities and instruments. Affiliates of Banc of America Securities LLC, RBS Securities Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey, Inc. are lenders under the Partnership’s revolving credit facility. An affiliate of Wells Fargo Securities, LLC serves as administrative agent and collateral agent under the Partnership’s revolving credit facility. Affiliates of Wells Fargo Securities, LLC, Banc of America Securities LLC

and RBS Securities Inc. serve as joint lead arrangers and joint book managers under the Partnership’s revolving credit facility. Affiliates of Banc of America Securities LLC and RBS Securities Inc. serve as co-syndication agents under the Partnership’s revolving credit facility. An affiliate of Citigroup Global Markets Inc. serves as senior managing agent under the Partnership’s revolving credit facility, and an affiliate of Morgan Stanley & Co. Incorporated serves as co-documentation agent under the Partnership’s revolving credit facility. An affiliate of Wells Fargo Securities, LLC serves as the trustee under the indentures for the Regency Entities’ existing notes. Affiliates of Citigroup Global Markets Inc., RBS Securities Inc. and SunTrust Robinson Humphrey, Inc. are counterparties to some of the Partnership’s interest rate swaps. Further, affiliates of Wells Fargo Securities, LLC, RBS Securities Inc. and Citigroup Global Markets Inc. are counterparties under several of the Partnership’s commodity price hedging contracts. Banc of America Securities LLC is also acting as dealer manager and solicitation agent of the Tender Offer.
Supplemental Indenture Relating to the 2013 Notes
     On October 27, 2010, the Regency Entities accepted for purchase approximately $271,116,000 of the 2013 Notes pursuant to the Tender Offer. The Regency Entities also completed a consent solicitation pursuant to which tendering holders consented to proposed amendments to the indenture relating to the 2013 Notes (the “2013 Notes Indenture”) to eliminate substantially all of the restrictive covenants contained in the 2013 Notes Indenture and certain events of default. The Regency Entities and the guarantors entered into a supplemental indenture (the “2013 Notes Supplemental Indenture”) with the trustee for the 2013 Notes to implement these changes, which became effective on October 27, 2010, upon the Regency Entities’ acceptance of the tendered 2013 Notes. The consent solicitation received approval from approximately 75.84% of the outstanding principal amount of the 2013 Notes.
     The Tender Offer will expire at 8:00 a.m., New York City time, on November 10, 2010. The Regency Entities currently anticipate that they will call for redemption any 2013 Notes not purchased in the Tender Offer and will satisfy and discharge the 2013 Notes Indenture in compliance with the terms of the 2013 Notes, the 2013 Notes Indenture and applicable law; provided, however, that the Regency Entities may elect not to redeem such 2013 Notes or satisfy and discharge the 2013 Notes Indenture.
     The foregoing description of the 2013 Notes Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the 2013 Notes Supplemental Indenture, a copy of which is filed herewith as Exhibit 4.3 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of the Exhibit
4.1	Indenture dated October 27, 2010 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture dated October 27, 2010 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee (including the form of the Notes).

4.3	Fifth Supplemental Indenture dated October 27, 2010 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

5.1	Opinion of Latham & Watkins LLP regarding legality of the Notes.

5.2	Opinion of Lemle & Kelleher, L.L.P. regarding legality of the Notes.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Lemle & Kelleher, L.L.P. (included in Exhibit 5.2 hereto).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regency Energy Partners LP
	By:	Regency GP LP, its general partner

	By:	Regency GP LLC, its general partner

Date: October 27, 2010	By:	/s/ Byron R. Kelley
Byron R. Kelley
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit
4.1	Indenture dated October 27, 2010 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture dated October 27, 2010 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and U.S. Bank National Association, as trustee (including the form of the Notes).

4.3	Fifth Supplemental Indenture dated October 27, 2010 among Regency Energy Partners LP, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

5.1	Opinion of Latham & Watkins LLP regarding legality of the Notes.

5.2	Opinion of Lemle & Kelleher, L.L.P. regarding legality of the Notes.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Lemle & Kelleher, L.L.P. (included in Exhibit 5.2 hereto).